CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 22 to the registration statement on Form N-1A (the "Registration Statement") of Scudder Fund, Inc., of our report dated February 19, 1997, relating to the financial statements and financial highlights appearing in the December 31, 1996 Annual Report to Shareholders of Managed Government Securities Fund, Managed Cash Fund and Managed Tax-Free Fund, constituting Scudder Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus and under the heading "Experts" in the Statement of Additional Information.



/s/PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP
New York, New York
April 30, 1997